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Exhibit 23 (i)


REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Policyholders of C.M. Life Insurance Company:

Our report on the statutory financial statements of C.M. Life Insurance Company is included in Item 8 of this Form 10-K (file No. 33-85988). In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed as Item 23 (ii) of this Form 10-K.

In our opinion, the statutory financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


PricewaterhouseCoopers LLP

Springfield, Massachusetts
February 25, 1999

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